Mission Produce Announces Fiscal Fourth Quarter and Full Year 2020 Financial Results
OXNARD, Calif. -- January 19, 2021 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh avocados, today reported its financial results for the fiscal fourth quarter and full year ended October 31, 2020.
Fiscal Fourth Quarter 2020 Highlights:
•Initial public offering (“IPO”) completed in October 2020, with 7.5 million shares sold at $12.00, and net proceeds of $78.1 million.
•Total revenue of $206.8 million, an 11% decrease compared to prior year
•Avocado volume sold increased 16%, average selling price decreased 24% compared to prior year
•Gross profit decreased 7% to $39.5 million, and gross profit margin increased 70 basis points to 19% of revenue compared to prior year
•Net Income of $18.8 million, or $0.29 per diluted share compared to $23.9 million, or $0.38, for the comparable period last year.
•Adjusted net income was $21.9 million, or $0.34 per diluted share.
•Adjusted EBITDA of $32.1 million, compared to $36.8 million for the same period last year.
CEO Message
Steve Barnard, Chief Executive Officer of Mission Produce, commented, “I’m extremely proud of the organization we’ve built over the past 37 years and our #1 global leadership position in the industry. Our October IPO was yet another milestone for our company and we are pleased to be in a position to continue pursuing the significant growth opportunity that lies ahead. We have a leading global infrastructure that we continue to invest behind, which enables Mission to address the consumption trends that are driving our business both domestically and abroad. We look forward to growing this category through our year-round distribution capabilities and meet consumer demand for this popular Superfood.”
IPO
In October 2020, we completed our IPO of common stock, in which we sold 7.5 million shares. The shares began trading on the Nasdaq Global Select Market on October 1, 2020 at a public offering price of $12.00 per share. Net proceeds after deducting issuance costs were $78.1 million.
Fiscal Fourth Quarter 2020 Consolidated Financial Review
Total revenue for the fourth quarter of 2020 was $206.8 million compared to $231.7 million for the fourth quarter of 2019, representing an 11% decrease. The decrease in revenue was driven by lower average selling prices, which declined 24%, partially offset by volume growth of 16%.
Gross profit decreased 7% compared to prior year to $39.5 million, while gross profit margin improved 70 basis points to 19% of revenue . The increase in gross profit margin was attributable to a reduction of field costs in Mexico.
Selling, general and administrative expense (“SG&A”) for the fourth quarter increased $6.1 million to $16.8 million, reflecting higher stock-based compensation expense due to awards that vested upon the successful completion of our IPO and higher professional fees.
Net income for the fourth quarter of 2020 was $18.8 million, or $0.29 per diluted share. This compares with net income of $23.9 million, or $0.38 per diluted share, for the same period last year.
Adjusted net income was $21.9 million, or $0.34 per diluted share, for the fourth quarter of 2020, compared to adjusted net income of $24.7 million, or $0.39 per diluted share, for the same period last year.
Adjusted EBITDA was $32.1 million for the fourth quarter of 2020, compared to $36.8 million for the same period last year.

Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution
Net sales in our Marketing & Distribution segment decreased 12% to $202.0 million for the quarter. The lower revenue was driven by lower average selling prices, which declined 24%, and were partially offset by volume growth of 16%. Average price decreases were concentrated in the second half of fiscal year 2020, affecting the fourth quarter, primarily due to strong industry supply in California and Peru, relative to prior year.
Segment adjusted EBITDA decreased 4% to $19.4 million due to lower gross profit per pound sold, which was impacted by lower selling prices.
International Farming
Total International Farming segment sales increased 24% to $22.0 million for the quarter due to volume growth of 46% driven by higher yields per hectare on existing orchards and the timing of harvests, partially offset by a decrease in per unit pricing that was negatively impacted by the strong industry supply. Fourth quarter average selling prices of the Company’s own fruit decreased by 25%, which is similar to the selling price reduction experienced in the Company’s Marketing & Distribution segment.
Net sales increased 85% to $4.8 million due to higher packing service revenues provided to third-party growers driven by their higher volumes.
Segment adjusted EBITDA decreased 23% to $12.7 million due to lower selling prices during the second half of fiscal year 2020. The lower sales pricing was due to overall supply conditions resulting from large industry volumes from California and Peru relative to prior year and harvest timing in Mexico.
Fiscal Year 2020 Consolidated Financial Review
Total revenue for fiscal year 2020 was $862.3 million compared to $883.3 million for fiscal year 2019, representing a 2% decrease. The decrease in revenue was driven by lower average selling prices, which declined 12%, and were partially offset by volume growth, which increased 11%.
Gross profit decreased 19% to $124.6 million for fiscal year 2020 and gross profit margin decreased 310 basis points to 14.4% of revenue, compared to the prior year period. Gross profit decreased as a result of lower gross margin partially offset by higher sales volumes. Gross margin decreased primarily due to higher third-party fruit costs during first quarter of fiscal year 2020 compared to the same period of last year. The market conditions experienced during the early part of fiscal year 2019 were non-recurring in nature, as customer prices remained steady despite significant declines in fruit costs incurred due to the instability of supply from Mexico. In addition, gross profit in the International Farming segment was negatively impacted by lower sales pricing during the second half of fiscal year 2020 due to larger industry volumes from California and Peru relative to prior year.
SG&A for the full year increased $8.0 million to $56.2 million, reflecting higher stock-based compensation expense and professional fees.
Net income for the fiscal year 2020 was $28.8 million, or $0.45 per diluted share, primarily reflecting lower gross profit and an impairment charge on our equity method investee. This compares with net income of $71.7 million, or $1.13 per diluted share, for fiscal year 2019.
Adjusted net income was $55.0 million, or $0.86 per diluted share, for the fiscal year 2020, compared to adjusted net income of $75.4 million, or $1.19 per diluted share, for fiscal year 2019.
Adjusted EBITDA was $91.5 million for the fiscal year 2020, compared to $123.0 million for fiscal year 2019, primarily due to lower gross profit per pound of avocados sold. The decrease in gross margin was due primarily to the benefit of lower low third-party fruit costs during the first quarter of fiscal year 2019. The market conditions experienced in the prior year period were non-recurring in nature, as customer prices remained steady despite significant declines in fruit costs due to the instability of supply from Mexico.
Balance Sheet and Cash Flow
Cash and cash equivalents were $124.0 million as of October 31, 2020 compared to $64.0 million last year.
Net cash provided by operating activities was $78.9 million for fiscal year 2020, compared to $92.6 million for the same period last year. The $13.7 million decrease reflected our lower net income, due to the overall decrease in gross profit per pound, partially offset by an increase in volume, and lower working capital requirements, which were driven by lower pricing conditions in market.
Capital expenditures were $67.3 million for fiscal year 2020 compared to $29.7 million for the same period last year, as we invested in the construction of our new Texas distribution center, farm development and packinghouse expansion in Peru, and land improvements on new land leased in Guatemala. Our Texas distribution center is on-track to be completed in the third quarter of fiscal 2021.

Outlook
For the first quarter of fiscal year 2021, the Company is providing the following outlook:
•Consolidated volume in the range of 155-165 million pounds
•Consolidated revenue in the range of $165-$175 million
•Consolidated adjusted EBITDA in the range of $11.0-$12.5 million
The Company is also providing its long-term financial targets as follows:
•Compound volume growth in the high-single digit range, in-line with our expectations for industry growth rates
•Adjusted EBITDA margins in the low-double digit range, excluding any material non-recurring events or extreme market conditions
•Compound adjusted EBITDA growth in the low-double digit range
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fiscal fourth quarter and full year 2020 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available until February 2, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13714366.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at www.investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income is calculated by adding stock-based compensation expense, adding the unrealized loss on derivative financial instruments, adding impairment of equity method investment, subtracting remeasurement gain on acquisition of equity method investee, subtracting foreign currency gains, adding foreign currency losses, and adjusting for the tax effects of these items.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by any non-recurring or one-time items that are distortive to results (impairment of equity method investment, remeasurement gain on acquisition of equity method investee, and Grupo Arato’s pre-acquisition adjusted EBITDA).
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a world leader in sourcing, producing and distributing fresh avocados, servicing retail, wholesale and foodservice customers in over 25 countries. The Company’s operations consist of four packing facilities in the United States, Mexico and Peru, 11 distribution and ripening centers across the U.S., Canada, China and the Netherlands, as well as three sales offices in the U.S., China and the Netherlands.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets, including our outlook for our fiscal year 2021 operating results. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions, competitive pressures and pricing declines, the impact of and uncertainties related to COVID-19, and other risks or uncertainties that are described under the caption “Risk Factors” in our Annual Report on Form 10-K and our other SEC filings. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of COVID-19 on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of COVID-19 on our labor availability or our supply and distribution chain. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Senior Director of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

	October 31,
(In millions)	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$124.0	$64.0
Restricted cash	1.4	1.6
Accounts receivable
Trade, net of allowances	57.5	67.9
Grower and fruit advances	1.5	3.8
Miscellaneous receivables	13.4	12.9
Inventory	38.6	44.9
Prepaid expenses and other current assets	8.8	8.4
Income taxes receivable	2.9	2.5
Total current assets	248.1	206.0
Property, plant and equipment, net	379.1	330.3
Equity method investees	46.7	62.7
Loans to equity method investees	4.5	3.9
Deferred income taxes	4.4	3.0
Goodwill	76.4	76.4
Other assets	18.1	7.1
Total assets	$777.3	$689.4

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable	$20.5	$19.7
Accrued expenses	28.3	21.2
Income taxes payable	1.7	4.1
Grower payables	18.8	27.2
Long-term debt—current portion	7.4	6.3
Capital leases—current portion	1.2	1.0
Total current liabilities	77.9	79.5
Long-term debt, net of current portion	166.7	174.0
Capital leases, net of current portion	3.3	4.6
Income taxes payable	3.8	3.4
Deferred income taxes	27.8	27.3
Other long-term liabilities	24.3	21.6
Total liabilities	303.8	310.4
Shareholders' equity	473.5	379.0
Total liabilities and shareholders' equity	$777.3	$689.4

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
(In millions, except for shares and per share amounts)	2020	2019	2020	2019
Net sales	$206.8	$231.7	$862.3	$883.3
Cost of sales	167.3	189.0	737.7	728.6
Gross profit	39.5	42.7	124.6	154.7
Selling, general and administrative expenses	16.8	10.7	56.2	48.2
Operating income	22.7	32.0	68.4	106.5
Interest expense	(1.2)	(2.3)	(6.7)	(10.3)
Equity method income	2.4	2.9	4.0	3.4
Impairment on equity method investment	—	—	(21.2)	—
Other expense	(0.5)	(1.4)	(0.7)	(3.6)
Income before income tax	23.4	31.2	43.8	96.0
Provision for income tax	4.6	7.3	15.0	24.3
Net income	$18.8	$23.9	$28.8	$71.7
Net income per share:
Basic	$0.29	$0.38	$0.45	$1.13
Diluted	$0.29	$0.38	$0.45	$1.13
Weighted average shares outstanding:
Basic	64,883,661	63,395,860	63,634,863	63,442,776
Diluted	64,917,611	63,432,775	63,660,018	63,477,949

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
(In millions)	2020	2019	2020	2019
Operating Activities
Net income	$18.8	$23.9	$28.8	$71.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5.5	4.8	18.1	16.5
Equity method income	(2.4)	(2.9)	(4.0)	(3.4)
Impairment on equity method investment	—	—	21.2	—
Dividends received from equity method investees	—	—	1.7	1.4
Stock-based compensation	3.9	—	5.0	—
Other	(0.4)	1.3	0.2	4.6
Changes in working capital:
Trade accounts receivable	17.7	21.3	10.3	(2.7)
Grower fruit advances	0.7	2.1	2.3	(2.7)
Miscellaneous receivables	(0.7)	0.9	(3.8)	5.5
Inventory	10.9	7.3	5.9	(12.3)
Accounts payable and accrued expenses	(1.6)	(1.0)	8.2	5.2
Grower payables	(7.5)	(21.9)	(8.6)	4.3
Income taxes	0.3	0.2	(2.3)	2.5
Other	0.8	2.2	(4.1)	2.0
Net cash provided by operating activities	$46.0	$38.2	$78.9	$92.6

Investing Activities
Purchases of property and equipment	(26.9)	(7.7)	(67.3)	(29.7)
Proceeds from sale of property, plant and equipment	2.9	—	3.0	0.1
Investment in equity method investees	(0.5)	(0.6)	(3.4)	(1.9)
Other	0.2	1.4	—	0.8
Net cash used in investing activities	$(24.3)	$(6.9)	$(67.7)	$(30.7)

Financing Activities
Proceeds from issuance of common stock in public offering, net of issuance costs	78.1	—	78.1	—
Dividends paid	(5.5)	—	(13.0)	(5.6)
Borrowings (payments) on revolving line of credit	—	—	—	(6.0)
Principal payments on long-term borrowings, capital leases and supplier financing	(6.5)	(8.3)	(13.0)	(14.6)
Other	(0.1)	(0.3)	(2.0)	(0.6)
Net cash provided by (used in) financing activities	$66.0	$(8.6)	$50.1	$(26.8)
Effect of exchange rate changes on cash	(0.1)	0.1	0.1	—
Net gain in cash, cash equivalents and restricted cash	87.6	22.8	61.4	35.1
Cash, cash equivalents and restricted cash, beginning of period	39.4	42.8	65.6	30.5
Cash, cash equivalents and restricted cash, end of period	$127.0	$65.6	$127.0	$65.6

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$124.0	$64.0	$124.0	$64.0
Restricted cash	1.4	1.6	1.4	1.6
Restricted cash included in other assets	1.6	—	1.6	—
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$127.0	$65.6	$127.0	$65.6

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
	Three Months Ended October 31,
(In millions)	2020			2019
Third party sales	$202.0	$4.8	$206.8	$229.1	$2.6	$231.7
Affiliated sales	—	17.2	17.2	—	15.2	15.2
Total segment sales	$202.0	$22.0	$224.0	$229.1	$17.8	$246.9
Intercompany eliminations	—	(17.2)	(17.2)	—	(15.2)	(15.2)
Total net sales	$202.0	$4.8	$206.8	$229.1	$2.6	$231.7
	Year Ended October 31,
	2020			2019
Third party sales	$846.9	$15.4	$862.3	$873.7	$9.6	$883.3
Affiliated sales	—	66.4	66.4	—	80.7	80.7
Total segment sales	$846.9	$81.8	$928.7	$873.7	$90.3	$964.0
Intercompany eliminations	—	(66.4)	(66.4)	—	(80.7)	(80.7)
Total net sales	$846.9	$15.4	$862.3	$873.7	$9.6	$883.3

Other Information (Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2020	2019	2020	2019
Other Information
Pounds of avocados sold (millions)	169	145	619	559
Average sales price per pound(1)	$1.20	$1.58	$1.37	$1.56
Gross profit per pound(2)	$0.23	$0.29	$0.20	$0.28
(1)Calculated by dividing net sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.
(2)Calculated by dividing gross profit by the total sales volume in the stated period.

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP
The following tables reconciles the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended October 31,		Year Ended October 31,
(In millions, except for per share amounts)	2020	2019	2020	2019
Net income	$18.8	$23.9	$28.8	$71.7
Stock-based compensation	3.9	—	5.0	—
Unrealized (gains) and losses on derivative financial instruments	(0.5)	1.2	2.8	3.7
Impairment on equity method investment	—	—	21.2	—
Foreign currency losses and (gains)	0.8	(0.1)	(1.3)	1.3
Tax effects of adjustments to net income(1)	(1.1)	(0.3)	(1.5)	(1.3)
Adjusted net income	$21.9	$24.7	$55.0	$75.4
Adjusted net income per common share, diluted	$0.34	$0.39	$0.86	$1.19
(1)Tax effects are calculated using applicable rates that each adjustment relates to.

Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(In millions)	2020	2019	2020	2019
Net income	$18.8	$23.9	$28.8	$71.7
Interest expense	1.2	2.3	6.7	10.3
Provision for income tax	4.6	7.3	15.0	24.3
Depreciation and amortization	5.5	4.8	18.1	16.5
Equity method income	(2.4)	(2.9)	(4.0)	(3.4)
Impairment on equity method investment	—	—	21.2	—
Other expense	0.5	1.4	0.7	3.6
Stock-based compensation	3.9	—	5.0	—
Adjusted EBITDA	$32.1	$36.8	$91.5	$123.0
Marketing & Distribution adjusted EBITDA	19.4	20.2	68.2	88.0
International Farming adjusted EBITDA	12.7	16.6	23.3	35.0
Total reportable segment adjusted EBITDA	$32.1	$36.8	$91.5	$123.0